As filed with the Securities and Exchange Commission on July 27, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELECOMMUNICATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1526369
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

275 West Street
Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

TELECOMMUNICATION SYSTEMS, INC. FIRST AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
(Full title of plan)

275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Maurice B. Tosé
President, Chief Executive Officer and Chairman of the Board
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Wm. David Chalk, Esq.
DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
(410) 580-4120

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
	Amount		Maximum	Maximum	Amount of
	to be		Offering	Aggregate	Registration
Title of Securities to be Registered	Registered		Price Per Share	Offering Price	Fee
Class A Common Stock, par value $0.01 per share	700,000	(1)(2)	$2.275 (3)	$1,592,500	$170.40 (3)

(1) An aggregate of 1,384,932 shares of Class A Common Stock may be offered or issued pursuant to the First Amended and Restated Employee Stock Purchase Plan, 684,932 of which were previously registered on Form S-8 (File No. 333-48026) and 700,000 of which are registered on this Form S-8.
(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers (i) an indeterminate number of shares of Class A Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions and (ii) an indeterminate number of plan participation interests to be offered or issued pursuant to the First Amended and Restated Employee Stock Purchase Plan.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). The proposed maximum offering price per share for shares to be offered under the First Amended and Restated Employee Stock Purchase Plan is based on the average of the high and low prices of TeleCommunication Systems, Inc. Class A Common Stock reported on the Nasdaq National Market on July 24, 2006 (i.e., $2.275). Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only. Pursuant to Rule 457(h)(2), no separate registration fee is provided for the participation interests in the First Amended and Restated Employee Stock Purchase Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	Registrant’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Class A Common Stock of the Registrant which is contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-35522) filed on August 8, 2000.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. The Registrant’s bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. Accordingly, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
     The Registrant is a defendant in litigation filed against it relating to its initial public offering. The Registrant’s officers and directors may seek indemnification from the Registrant in connection with this lawsuit. The Registrant is not aware of any other litigation or threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has entered into an Indemnification Agreement with each of its directors and officers. Pursuant to such agreements, the Registrant will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004).

4.2	Second Amended and Restated By-Laws (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004).

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (Baltimore, Maryland) (filed herewith).

23.3	Consent of James Cowper (Newbury, England) (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	TeleCommunication Systems, Inc. First Amended and Restated Employee Stock Purchase Plan (filed herewith).
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on the 27th day of July, 2006.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Maurice B. Tosé Maurice B. Tosé
Chief Executive Officer, President and Chairman of the Board
     Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the First Amended and Restated Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on the 27th day of July, 2006.

TELECOMMUNICATION SYSTEMS, INC. FIRST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Clyde A. Heintzelman

Clyde A. Heintzelman
Member of the Compensation Committee
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maurice B. Tosé Maurice B. Tosé	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	July 27, 2006

/s/ Thomas M. Brandt, Jr. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	July 27, 2006
     A majority of the Board of Directors (James M. Bethmann, Clyde A. Heintzelman, Richard A.
Kozak, Weldon H. Latham, Byron F. Marchant, and Maurice B. Tosé).

Date: July 27, 2006	By:	/s/ Thomas M. Brandt, Jr.
Thomas M. Brandt, Jr., Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004).

4.2	Second Amended and Restated By-Laws (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004).

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (Baltimore, Maryland) (filed herewith).

23.3	Consent of James Cowper (Newbury, England) (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	TeleCommunication Systems, Inc. First Amended and Restated Employee Stock Purchase Plan (filed herewith)